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                                                                     Exhibit 5.1

                               December 12, 1994



Carlisle Plastics, Inc.
1314 N. Third Street
Phoeniz, AZ 85004

         Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-4 filed by Carlisle Plastics, Inc. (the "Company") with the Securities and Exchange Commission on December 12, 1994 relating to the offering by the Company of $15,000,000 aggregate amount of Series A 10 1/4% Senior Notes Due 1997 (the "New Notes") in exchange for an aggregate amount of $15,000,000 of 10 1/4% Senior Notes due 1997 which were issued in 1994 (the "Old Notes"), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

         2. The New Notes being offered by the Company, when issued in exchange for the Old Notes as contemplated by the Registration Statement, will be legally issued and will be binding obligations of the Company, enforceable in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforceability of creditors' remedies and general principles of equity.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                                   Very truly yours,



                                                   LINDQUIST & VENNUM P.L.L.P.